EXHIBIT 99.1

ROSETTA RESOURCES INC. REACHES SETTLEMENT
WITH CALPINE CORPORATION AND PROVIDES RESERVES AND IMPAIRMENT UPDATE

Rosetta Resources Inc. (Nasdaq: ROSE) (“Rosetta” or the “Company”), an independent oil and gas company, today announced it has reached an agreement to settle its pending litigation with Calpine Corporation (“Calpine”). The agreement will allow Rosetta to complete the transaction by which it purchased Calpine’s oil and gas business on July 7, 2005. The agreement will also extend the contract by which Rosetta sells certain Sacramento Basin gas volumes to Calpine. The agreement has been approved by the boards of both companies and is subject to the approval of the bankruptcy court, which will be jointly sought by the parties without delay. Rosetta intends to utilize existing cash balances for all payments necessary to complete the settlement.

Randy Limbacher, President and CEO of Rosetta said, “This settlement agreement represents a major milestone for Rosetta.  It is a very significant step in bringing closure to a matter that has been a distraction to our Company and a constraint on executing our business plan. Upon closing, Rosetta will maintain its solid financial position with over $30 million of available cash, add producing properties to our portfolio and, most importantly, look to the future.  I compliment the dedication and professionalism of the Rosetta team that handled this matter.”

Under the terms of the agreement, Rosetta and Calpine will effect a lump sum global settlement consisting of cash and other contractual consideration, subject to bankruptcy court approval. The settlement is comprised of $12.4 million in cash payable to Calpine to resolve all outstanding legal disputes regarding various matters, including Calpine’s fraudulent conveyance lawsuit. This settlement resolves all disputes between the parties, whether relating to the oil and gas property purchase, Rosetta’s proofs of claim in the bankruptcy and its counter claims, or otherwise.

In addition, Rosetta will pay $84.6 million to close the original acquisition transaction of the producing properties that were the subject of the lawsuit. This $84.6 million is comprised of $67.6 million which was withheld by Rosetta from the purchase price related to properties that were not conveyed to Rosetta, as well as $17 million for routine post-closing adjustments.

To close the original transaction, Calpine will assume the parties’ Purchase and Sale Agreement, as amended, to exclude certain disputed preferential rights properties. The parties will otherwise complete the original acquisition of Calpine’s oil and gas business excluding these disputed preferential rights properties. Calpine will convey to Rosetta all of the remaining oil and gas assets that were owned by Calpine as of May 1, 2005.

Calpine’s conveyance of these properties includes properties for which consents had not been obtained prior to closing.  As a result of the agreement, Rosetta will, in connection with these non-consent properties, retain the $35.2 million of previously reported estimated net revenues from these properties that it had earlier placed in suspense. Rosetta will also add approximately 13 BCFE of proved reserves and 4 MMcfe/d of production.

Rosetta and Calpine have also agreed in the settlement to convert Calpine’s ten-year right to match third party offers to a ten-year extension to the existing market-based gas purchase contract for the dedicated Sacramento Basin production.  The parties’ existing marketing agreement will expire per its terms.

The Company also today announced preliminary findings on a review of a portion of its proved reserves that Rosetta recently completed in coordination with its independent reserve engineers.  Based on studies of existing properties, Rosetta expects to take a write-down of 50-60 Bcfe of proved reserves, including approximately 30 Bcfe associated with the Calpine legacy low-pressure Emigh and Hamilton plays in Sacramento Basin. The remainder of the estimated write-down represents a range of net exposure from other properties, including the Lobo play in South Texas. Based on prices at the end of the quarter and taking into account these estimated proved reserve revisions, the Company also indicated that it expects to take a third quarter non-cash ceiling test impairment charge to earnings of approximately $120-140 million on an after-tax basis. The final impairment charge will be determined prior to and announced in conjunction with the Company’s routine third quarter disclosure. The Company will complete its final reserve determination by year end.

“Resolving the Calpine litigation and thoroughly evaluating our legacy reserve position clears the way for Rosetta to close a chapter of its history”, commented Limbacher. “While we are disappointed by the reserve findings, we are also compelled to make clear that we have an unwavering commitment to set a quality foundation upon which to profitably build our company. Given our strong cash position and our solid base of production, we believe we are well-positioned for the current environment. We look forward to getting underway with the execution of our business plans in 2009.”

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Its operations are concentrated in South Texas, the Rocky Mountains and the Sacramento Basin of California. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Rosetta believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including securing settlement approval from the bankruptcy court, Rosetta's finalization of year-end 2008 proved reserves, further declines in oil and natural gas prices, and full-cost accounting ceiling limitations. See "Risk Factors" in the company's 2007 Annual Report on Form 10-K and other public filings and press releases.  Rosetta undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:
Michael J. Rosinski
Executive Vice President and Chief Financial Officer
Phone: (713) 335-4037
mrosinski@rosettaresources.com